FOR IMMEDIATE RELEASE
February 22, 2005

For further information contact:
Craig Montanaro
First Vice President
Kearny Financial Corp.
(973) 244-4500

                             KEARNY FINANCIAL CORP.
                    ANNOUNCES RECEIPT OF REGULATORY APPROVAL
                       TO COMPLETE MINORITY STOCK OFFERING

Fairfield,  New Jersey,  February 22, 2005 - Kearny Financial Corp. (Nasdaq NMS:
KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank, announced today that it has received all regulatory approvals for its minority stock offering and expects to close the offering at the close of business on February 23, 2005. Upon closing, Kearny MHC, which formerly owned 100% of the Company, will hold 50,916,250 shares, or 70% of the Company's outstanding common stock, and 21,821,250 shares, or 30% of the outstanding common stock, will be issued to subscribers in the offering, including 1,745,700 shares to be purchased by the Kearny Federal Savings Bank Employee Stock Ownership Plan.

Shares of the Company are expected to begin trading on Thursday, February 24, 2005, on the Nasdaq National Market under the symbol "KRNY."

The offering was oversubscribed by eligible account holders of Kearny Federal Savings Bank as of March 31, 2003. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Company's plan of stock issuance. Supplemental eligible account holders as of September 30, 2004 and other depositors at Kearny Federal Savings Bank as of November 30, 2004 will not have orders filled. If you are an eligible account holder and would like to confirm your allocation, please contact the Stock Information Center at (866) 424-2161. The Stock Information Center will be open from 9:30 a.m. to 6:00 p.m. on Wednesday, February 23, 2005, and will open at 9:00 a.m. on Thursday, February 24, 2005.

Sandler O'Neill & Partners, L.P. acted as financial advisor to the Company in connection with the offering and managed the subscription offering. Malizia Spidi & Fisch, PC acted as special counsel to the Company.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its main office in Kearny, New Jersey, and twenty-four branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At December 31, 2004, the Company had total assets, deposits and stockholders' equity of $1.89 billion, $1.49 billion and $302.2 million, respectively.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.